                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Preferred Networks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        (Preferred Networks, Inc. Logo)

May 8, 2000

Dear Preferred Networks Owner:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on June 8, 2000, at 10:00 a.m., local time, at Preferred Networks, Inc., 850 Center Way, Norcross, Georgia.

     At the annual meeting, you will be asked to approve the election of two directors for a three-year term. The accompanying proxy statement contains more information describing these matters. Your Board of Directors recommends that all stockholders vote in favor of these actions.

     Your vote is important. Whether or not you plan to attend the annual meeting in person and regardless of the number of shares you own, I urge you to complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. You may, of course, attend the annual meeting and vote in person, even if you have previously returned your proxy card.

     We value your support as owners of our company, and we thank you in advance for your participation.

Very truly yours,

/s/ Mark H. Dunaway
Mark H. Dunaway
Chairman of the Board
and Chief Executive Officer

                        (PREFERRED NETWORKS, INC. LOGO)
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 2000

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Meeting") of Preferred Networks, Inc. (the "Company") to be held on June 8, 2000, at 10:00 a.m., local time, at 850 Center Way, Norcross, Georgia 30071, for the following purposes:

          1. To elect two members of the Board of Directors; and

          2. To transact such other business as may properly come before the Meeting.

     Only stockholders of record at the close of business on April 28, 2000, will be entitled to notice of, and to vote at, the Meeting or any adjournment of the Meeting.

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. If you plan to attend the Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Mark B. Jones
                                          Mark B. Jones
                                          Secretary

May 8, 2000

                            PREFERRED NETWORKS, INC.
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071
                             ---------------------

                                PROXY STATEMENT

                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 2000

     This Proxy Statement is furnished to stockholders of Preferred Networks, Inc. (the "Company") in connection with the solicitation of proxies for use at the 2000 Annual Meeting of Stockholders of the Company to be held at the Company's executive offices at 850 Center Way, Norcross, Georgia 30071, on Thursday, June 8, 2000, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report to Stockholders for the year ended December 31, 1999 is being mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were first sent or given to stockholders on or about May 8, 2000.

     This solicitation is made on behalf of the Board of Directors of the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telecopier, or personal interview but will not receive additional compensation for the solicitation activities. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of proxies, at a fee of $5,000.

                      ACTIONS TO BE TAKEN UNDER THE PROXY

     In voting on the election of directors, shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR the election of all of the nominees for director set forth below under "Election of Directors." Some proxies may be broker non-votes (marked to indicate that the shares are not being voted on any one or all proposals).

     The election of directors will require the affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, and entitled to vote thereon. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the vote.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of stock that are entitled to vote at the Meeting must be present in person, or by proxy, in order to have the quorum that is necessary for the transaction of business at the Meeting. Any proxy authorized to be voted at the Meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management's proxy) whether or not the proxy is marked to "WITHHOLD AUTHORITY", to "ABSTAIN" or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

     Any stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company. In order to be effective, such notice or later dated proxy must be received by the Company prior to the exercise of the earlier proxy. A stockholder may attend the Meeting, revoke his proxy and vote in person.

                                STOCK OWNERSHIP

     Only holders of record of shares of the no par value common stock ("Common Stock"), Class A Redeemable Preferred Stock (the "Class A Preferred"), and Class B Senior Redeemable Preferred Stock (the "Class B Preferred") as of the close of business on the record date of April 28, 2000 (the "Record

Date") are entitled to receive notice of, and to vote at, the Meeting. Each holder of record of the Common Stock is entitled to one vote per share for every matter to be voted upon by the stockholders at the Annual Meeting. Each holder of record of the Class A Preferred and Class B Preferred is entitled to one vote per share for every matter to be voted upon by the stockholders at the Meeting. As of the Record Date, there were 16,544,417 shares of Common Stock outstanding, 10,000,000 shares of Class A Preferred outstanding, and 5,333,336 shares of Class B Preferred outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 13, 2000, certain information with respect to the beneficial ownership of shares of Common Stock, Class A Preferred, and Class B Preferred of (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, Class A Preferred, and Class B Preferred, as determined pursuant to Rule 13d-3 ("Rule 13d-3") promulgated by the Securities and Exchange Commission (the "SEC"), (ii) each director of the Company and each Named Executive Officer (as defined below), and (iii) all directors and executive officers as a group. The following table is based in part on information provided in Schedule 13Ds and Schedule 13Gs furnished to the Company. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.

                                                                       AMOUNT AND NATURE OF
                                                                       BENEFICIAL OWNERSHIP
                                                             -----------------------------------------      PERCENTAGE
                                                                             ACQUIRABLE                      OF CLASS
   NAME OF BENEFICIAL OWNER OR GROUP         TITLE OF        CURRENTLY       WITHIN 60     PERCENTAGE        ASSUMING
    (AND ADDRESS OF 5% STOCKHOLDER)            CLASS           OWNED            DAYS       OF CLASS(1)   FULL DILUTION(1)
---------------------------------------  -----------------   ---------       ----------    -----------   -----------------
Mark H. Dunaway(2).....................  Common               2,307,825         246,750(3)     15.21%             7.37%
  Chairman of the Board and              Class B Preferred       66,667              --         1.25%             1.25%
  Chief Executive Officer
  944 Gatewood Court
  Atlanta, Georgia 30327
Kathryn Loev Putnam(4).................  Common                   5,211         205,605(3)      1.26%                *
  Senior Vice President and
  Chief Financial Officer                Class B Preferred       66,667              --         1.25%             1.25%
Andrew M. Degges.......................  Common                       0          38,333(3)         *                 *
  Senior Vice President of Engineering
  & Technology
Mark B. Jones..........................  Common                     400          90,141(3)         *                 *
  Vice President of Legal Affairs
William H. Bang........................  Common                  17,500(5)           --            *                 *
  Director
John J. Hurley(6)......................  Common                  14,000(5)       67,500            *                 *
  Director                               Class B Preferred       66,667              --         1.25%             1.25%
Robert M. Van Degna(7).................  Common               1,057,500(5)    4,301,032        25.71%           15.46%
  Director                               Class A Preferred    3,400,000              --        34.00%           34.00%
                                         Class B Preferred      386,205              --         7.24%            7.24%
Robert F. Benbow(8)....................  Common                  12,500(5)    3,712,500        18.39%           10.75%
  Director                               Class B Preferred    3,666,667              --        68.75%           68.75%
Richard P. Campbell(9).................  Common               1,055,002(5)    1,771,032        15.43%            8.15%
  Director                               Class A Preferred    1,200,000              --        12.00%           12.00%
                                         Class B Preferred      386,205              --         7.24%            7.24%
Alta Communications VI, L.P.(10).......  Common                      --       3,712,500        18.33%           10.71%
  One Post Office Square, Suite 3800     Class B Preferred    3,666,667              --        68.75%           68.75%
  Boston, Massachusetts 02109
Centennial Fund IV, L.P.(11)...........  Common                 174,502(5)    3,717,408        19.21%           11.23%
  1428 Fifteenth Street                  Class A Preferred    3,133,333              --        31.33%           31.33%
  Denver, Colorado 80202                 Class B Preferred      112,667              --         2.11%            2.11%
Saugatuck Capital Company L.P.           Common               1,055,002(5)    1,771,032        15.43%            8.15%
  III(12)..............................
  One Canterbury Green                   Class A Preferred    1,200,000              --        12.00%           12.00%
  Stamford, Connecticut 06901            Class B Preferred      386,205              --         7.24%            7.24%

                                                                       AMOUNT AND NATURE OF
                                                                       BENEFICIAL OWNERSHIP
                                                             -----------------------------------------     PERCENTAGE
                                                                             ACQUIRABLE                     OF CLASS
   NAME OF BENEFICIAL OWNER OR GROUP         TITLE OF        CURRENTLY       WITHIN 60     PERCENTAGE       ASSUMING
    (AND ADDRESS OF 5% STOCKHOLDER)            CLASS           OWNED            DAYS       OF CLASS(1)   FULL DILUTION(1)
---------------------------------------  -----------------   ---------       ----------    -----------   -----------------
PNC Capital Corp.(13)..................  Common                416,997       1,460,118        10.43%            5.42%
  3150 CNG Tower                         Class A Preferred   1,133,333              --        11.33%           11.33%
  625 Liberty Avenue                     Class B Preferred     154,849              --         2.90%            2.90%
  Pittsburgh, Pennsylvania 15222
Primus Capital Fund III Limited........  Common                521,250       1,499,159        11.20%            5.83%
  Partnership(14)                        Class A Preferred   1,133,333              --        11.33%           11.33%
  5900 Landerbrook Drive, Suite 200      Class B Preferred     193,408              --         3.63%            3.63%
  Cleveland, Ohio 44124
Fleet Venture Resources, Inc.(15)......  Common              1,042,500       4,301,032        25.63%           15.42%
  50 Kennedy Plaza                       Class A Preferred   3,400,000              --        34.00%           34.00%
  Providence, Rhode Island 02903         Class B Preferred     386,205              --         7.24%            7.24%
Webbmont Holdings L.P.(16).............  Common              1,893,872         101,250        11.99%            5.76%
  1355 Peachtree Street, Suite 1100      Class B Preferred     100,000                         1.87%            1.87%
  Atlanta, Georgia 30309
Richard H. Stewart(17).................  Common              1,034,294          67,500         6.63%            3.18%
  P.O. Box 2266                          Class B Preferred      66,667                         1.25%            1.25%
  Beaufort, South Carolina 29901
All executive officers and directors as
  a group (9 persons)(18)                Common              4,469,938      10,432,893(1)     55.24%           42.99%
                                         Class A Preferred   4,600,000              --        46.00%           46.00%
                                         Class B Preferred   4,639,078              --        86.98%           86.98%

---------------

  *  Less than one percent
 (1) The Percentage of Class assumes the exercise of only the outstanding warrants and options exercisable within 60 days held by each respective beneficial owner and member of management. The Percentage of Class Assuming Full Dilution assumes the exercise of all warrants and options by all stockholders exercisable within the next 60 days.
 (2) Includes 2,307,825 shares of Common Stock, 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock jointly held with Marcia M. Dunaway, Mr. Dunaway's spouse.
 (3) Includes shares subject to stock options granted pursuant to the Company's stock option plans and, in the case of Mr. Dunaway, warrants to acquire 67,500 shares of Common Stock acquired in connection with his purchase of Class B Preferred.
 (4) Reflects 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock owned by certain family members. Ms. Putnam disclaims any beneficial ownership of the Class B Preferred and warrants to acquire 67,500 shares of Common Stock held by family members. The total shares acquirable within 60 days also includes warrants to acquire 4,772 shares of Common Stock with respect to which Ms. Putnam has a beneficial interest and may be deemed to share voting and investment power.
 (5) Includes shares awarded pursuant to the Company's 1995 Non-Employee Restricted Stock Award Plan, which are subject to restrictions on transfer that lapse over five years.
 (6) Includes 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock jointly held with Sylvia Hurley, Mr. Hurley's spouse.
 (7) Includes 271,049 shares of Common Stock, 1,002,000 shares of Class A Preferred, 115,861 shares of Class B Preferred, and warrants to acquire 1,269,610 shares of Common Stock held by Fleet Equity Partners VI, L.P. ("FEP"), 632,450 shares of Common Stock, 2,338,000 shares of Class A Preferred, 270,344 shares of Class B Preferred, and warrants to acquire 2,962,422 shares of Common Stock held by Fleet Venture Resources, Inc. ("FVR"), and 139,001 shares of Common Stock, 60,000 shares of Class A Preferred, and warrants to acquire 69,000 shares of Common Stock held by Chisholm Partners II L.P. ("CPII"). Mr. Van Degna is Chairman and CEO of Fleet Growth Resources II, Inc. and Chairman and CEO of Silverado IV Corp., the general partners of FEP and he is a limited partner of FEP. Mr. Van Degna is Chairman and CEO of FVR, and he is Chairman and CEO of Silverado II Corp., the general partner of Silverado II, L.P. which is the general partner of CPII. Mr. Van Degna is also a limited partner of Silverado II, L.P. As Chairman and CEO of Fleet Growth Resources II, Inc.

     and Chairman and CEO of Silverado II Corp., Mr. Van Degna may be deemed to share voting and investment power with respect to such shares. Mr. Van Degna disclaims beneficial ownership of all shares of Common Stock, Class A Preferred, Class B Preferred, and warrants to acquire shares of Common Stock which are directly owned by FVR, and those shares of Common Stock, Class A Preferred, Class B Preferred, and warrants to acquire shares of Common Stock which are directly held by FEP and CPII, except for his pecuniary interest therein.
 (8) Includes 3,585,060 shares of Class B Preferred and warrants to acquire 3,629,873 shares of Common Stock held by Alta Communications VI, L.P. ("ACVI"), and 81,607 shares of Class B Preferred and warrants to acquire 82,627 shares of Common Stock held by Alta Communications S by S, LLC ("ACS"). Mr. Benbow is a managing general partner of Alta Communications VI Management Partners, L.P. ("ACMP"). ACMP is the sole general partner of ACVI and in such capacity has authority to make decisions regarding the voting and disposition of the Class B Preferred and warrants to acquire Common Stock owned by ACVI. Mr. Benbow is a member of ACS. Mr. Benbow may therefore be deemed to be the indirect beneficial owner of the warrants and Class B Preferred reported by ACVI and ACS above. Mr. Benbow disclaims beneficial ownership of all Class B Preferred and warrants to acquire Common Stock held by ACS and ACVI, except for his pecuniary interest therein.
 (9) Includes 1,042,502 shares of Common Stock, 1,200,000 shares of Class A Preferred, 386,205 shares of Class B Preferred, and warrants to acquire 1,771,032 shares of Common Stock held by Saugatuck Capital Company Limited Partnership III ("Saugatuck"). Mr. Campbell is a general partner of Greyrock Partners Limited Partnership ("Greyrock"). Greyrock is the sole general partner of Saugatuck and may be deemed to share voting and investment power with respect to said Common Stock, Class A Preferred, Class B Preferred and warrants to acquire Common Stock. Mr. Campbell disclaims beneficial ownership of all shares of Common Stock, Class A Preferred, Class B Preferred, and warrants to acquire Common Stock held by Saugatuck, except to the extent of his indirect proportionate interest in Saugatuck.
(10) Includes 3,585,060 shares of Class B Preferred and warrants to acquire 3,629,873 shares of Common Stock held by ACVI, and 81,607 shares of Class B Preferred and warrants to acquire 82,627 shares of Common Stock held by ACS. Beneficial ownership of shares and warrants held by ACVI may be deemed to be indirectly held or shared by Alta Communications, Inc., ACMP, Robert
     F. Benbow, William P. Egan, Brian McNeill and/or Timothy Dibble, who may be deemed to be affiliates of ACVI and ACS.
(11) Includes 174,502 shares of Common Stock, 3,133,333 shares of Class A Preferred, 112,667 shares of Class B Preferred and warrants to acquire 3,717,408 shares of Common Stock owned by Centennial Fund IV, L.P. ("CIV"), and 9,000 shares of Common Stock (which were granted pursuant to the Company's 1995 Non-Employee Restricted Stock Award Plan) held by Jeffrey H. Schutz, a former director of the Company, on behalf of CIV. Beneficial ownership of shares and warrants held by CIV may be deemed to be indirectly held or shared by Centennial Holdings IV, L.P., Steven C. Halstedt, Jeffrey
     H. Schutz, Adam Goldman, Donald H. Parsons, Jr. and/or David C. Hull, Jr., who may be deemed to be affiliates of CIV.
(12) Beneficial ownership of shares and warrants held by Saugatuck may be deemed to be indirectly held or shared by Greyrock, Frank J. Hawley, Jr., Owen S. Crihfield, Richard P. Campbell and/or Barbara E. Parker, who may be deemed to be affiliates of Saugatuck.
(13) Beneficial ownership of shares and warrants held by PNC Capital Corp. ("PNC") may be deemed to be indirectly held or shared by PNC Holding Corp. and/or PNC Bank Corp., which may be deemed to be affiliates of PNC.
(14) Beneficial ownership of shares and warrants held by Primus Capital Fund III Limited Partnership ("Primus") may be deemed to be indirectly held or shared by Primus Venture Partners III Limited Partnership and/or Primus Venture Partners, Inc., which may be deemed to be affiliates of Primus.
(15) Includes 271,049 shares of Common Stock, 1,002,000 shares of Class A Preferred, 115,861 shares of Class B Preferred and warrants to acquire 1,269,610 shares of Common Stock held by FEP, 632,450 shares of Common Stock, 2,338,000 shares of Class A Preferred, 270,344 shares of Class B Preferred and warrants to acquire 2,962,422 shares of Common Stock held by FVR, and 139,001 shares of Common Stock, 60,000 shares of Class A Preferred and warrants to acquire 69,000 shares of Common

     Stock held by CPII. Beneficial ownership of shares and warrants held by FVR, FEP and CPII may be deemed to be indirectly held or shared by Fleet Growth Resources II, Inc., Silverado IV Corp., Fleet Growth Resources, Inc., Fleet Private Equity Co., Fleet Financial Group, Inc., Silverado II, L.P., Silverado II Corp., Robert Van Degna and/or Habib Y. Gorgi, who may be deemed to be affiliates of FEP, FVR and CPII.
(16) Beneficial ownership of shares and warrants held by Webbmont Holdings L.P. may be deemed to be indirectly held or shared by Woodcrest Associates, Inc., its general partner.
(17) Includes 1,034,294 shares of Common Stock held by Mr. Stewart and 66,667 shares of Class B Preferred and warrants to acquire 67,500 shares of Common Stock held by Spotted Dog Farm, L.P., a family limited partnership controlled by Mr. Stewart.
(18) Includes shares of Common Stock, Class A Preferred, Class B Preferred and warrants to acquire Common Stock that may be deemed to be beneficially owned by one officer and certain directors of the Company who have disclaimed beneficial ownership. See Notes 4, 7, 8, and 9.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information regarding the executive officers of the Company.

              NAME                                          TITLE                               AGE
              ----                                          -----                               ---
Mark H. Dunaway                   Chairman of the Board of Directors, Chief Executive           55
                                  Officer and Treasurer
Kathryn Loev Putnam               Senior Vice President and Chief Financial Officer             36
Andrew M. Degges                  Senior Vice President of Engineering & Technology             41
Mark B. Jones                     Vice President of Legal Affairs and Secretary                 43

     MARK H. DUNAWAY, a founder of the Company, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1991. From 1986 to 1994, he served as the Chairman and Chief Executive Officer of The Beeper Company of America, Inc., a company he founded. The Beeper Company of America, Inc. provided paging services to more than 60,000 subscribers before it was sold in 1994 to Arch Communications Group, Inc. In 1987, Mr. Dunaway founded Dunaway Enterprises, Inc., a consulting company which supplied management consulting services to British Telecom's paging operations in the United Kingdom and other companies, and he served as its Chief Executive Officer and Chairman from 1987 to 1994. Mr. Dunaway has served on a number of committees for Personal Communications Industry Association ("PCIA").

     KATHRYN LOEV PUTNAM has been Senior Vice President and Chief Financial Officer of the Company since July 1997 and was Vice President of Corporate Development of the Company from April 1996 to June 1997. From 1994 to March 1996, Ms. Putnam was employed by Legg Mason Wood Walker, Inc., an investment banking and stock brokerage firm, where she served as Vice President in the Corporate Finance Department. From 1991 to 1994, Ms. Putnam served as Assistant Vice President in the Corporate Finance Department of Janney Montgomery Scott Inc., an investment banking and stock brokerage firm.

     ANDREW M. DEGGES has been employed by the Company since 1995 and is currently the Senior Vice President of Engineering & Technology. Mr. Degges has been in the wireless industry for over 19 years and has held various development engineering positions. From 1983 to 1995, Mr. Degges was employed in various positions with Dial Page, Inc., a national paging company. For the last four years, Mr. Degges has been the lead software engineer for the Company's networking product development.

     MARK B. JONES has been the Vice President of Legal Affairs and Secretary of the Company since October 1995. From 1989 to 1995, he was engaged in the private practice of law with the law firm of Bodker, Ramsey & Andrews in Atlanta, Georgia focusing on corporate and tax matters. From 1982 until 1989, Mr. Jones, who is a certified public accountant, was employed as a Tax Manager with Arthur Andersen LLP.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of six directors divided into three classes, which have staggered terms. Two directors, Messrs. Bang and Hurley, are in the class the term of which expires in 2000. In general, directors are elected by the stockholders and hold office for a three-year term or until their successors are duly elected and qualified.

     The nominees of the Board of Directors for election at the Meeting are William H. Bang and John J. Hurley, each of whom currently serves as a director of the Company. If reelected at the Meeting, each of Messrs. Bang and Hurley will serve a new term to end as of the 2003 Annual Meeting of Stockholders, or until his earlier death, resignation or removal. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the proxies will be voted for another person or persons designated by the Company's Board of Directors. In no event will the proxies be voted for more than two nominees.

     Pursuant to the Company's Articles of Incorporation, holders of the Class A Preferred, voting as a separate class, are entitled to elect one director, and holders of the Class B Preferred, voting as a separate class, are entitled to elect one director. Holders of the Class A Preferred elected Mr. Campbell as a director at the 1999 Annual Meeting of Stockholders. Holders of the Class B Preferred elected Mr. Benbow as a director at the 1998 Annual Meeting of Stockholders.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

     Set forth below is certain information regarding each of the two nominees and the directors of the Company who will continue to serve after the Meeting:

NOMINEES FOR THREE-YEAR TERMS:

                                                                         TERM
NAME                                                           TITLE     ENDS   AGE
----                                                           -----     ----   ---
William H. Bang.............................................  Director   2000   70
John J. Hurley..............................................  Director   2000   65

     WILLIAM H. BANG has been a director of the Company since August 1995. In April 1994, Mr. Bang retired from the position of Corporate Vice President at Motorola, Inc., a leading manufacturer of equipment for the wireless industry. Mr. Bang was employed by Motorola from 1964 to 1994 and held a variety of positions with respect to the marketing of Motorola's radio and paging products. Mr. Bang serves as a consultant to Motorola from time to time.

     JOHN J. HURLEY has been a director of the Company since July 1996. Since 1998, Mr. Hurley has been Vice Chairman and a member of the Board of Directors of Glenayre Technologies, Inc., a leading manufacturer of network equipment for the wireless industry. From November 1998 to December 1994, he served as President, Chief Operating Officer, and Chief Executive Officer of Glenayre Technologies, Inc. Mr. Hurley received the Management Award for Innovation and Excellence from the PCIA convention in 1995.

CONTINUING DIRECTORS:

                                                                         TERM
NAME                                                           TITLE     ENDS   AGE
----                                                           -----     ----   ---
Robert M. Van Degna.........................................  Director   2001   55
Robert F. Benbow............................................  Director   2001   64
Mark H. Dunaway.............................................  Director   2002   55
Richard P. Campbell.........................................  Director   2002   56

     ROBERT M. VAN DEGNA has been a director of the Company since June 1995. Since 1982, Mr. Van Degna has been a Managing Director and an executive officer with various partnerships and corporations affiliated with Fleet Private Equity Co., an investment firm affiliated with Fleet Financial Group, based in Providence, Rhode Island. Mr. Van Degna currently serves as a director of several privately-held companies.

     ROBERT F. BENBOW has been a director of the Company since March 1998. Since 1990, Mr. Benbow has served as a general partner of certain funds managed by Burr, Egan, Deleage & Company. In addition, Mr. Benbow is a founder and Vice President of Alta Communications and one of the managing general partners of Alta Communications VI Management Partners, L.P., the sole general partner of Alta Communications, VI, L.P. Mr. Benbow serves as a director of several privately-held companies.

     MARK H. DUNAWAY, a founder of the Company, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1991. From 1986 to 1994, he served as the Chairman and Chief Executive Officer of The Beeper Company of America, Inc., a company he founded. The Beeper Company of America, Inc. provided paging services to more than 60,000 subscribers before it was sold in 1994 to Arch Communications Group, Inc. In 1987, Mr. Dunaway founded Dunaway Enterprises, Inc., a consulting company which supplied management consulting services to British Telecom's paging operations in the United Kingdom and other companies, and he served as its Chief Executive Officer and Chairman from 1987 to 1994. Mr. Dunaway has served on a number of committees for Personal Communications Industry Association ("PCIA").

     RICHARD P. CAMPBELL has been a director of the Company since March 1998. Mr. Campbell is a private investor. Previously, Mr. Campbell was a general partner and Managing Director of Saratoga Partners, LLC and prior to that, a general partner and Managing Director of Saugatuck Capital Company LLC. Mr. Campbell serves as a director of several privately-held companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met sixteen times in 1999, and each director attended at least 75% of such meetings. During 1999, each director also attended at least 75% of the meetings of each committee of the Board upon which such director served.

     The Board of Directors has standing compensation, audit, and capital formation committees. The Board of Directors does not have a nominating committee.

     The Compensation Committee composed of Mr. Bang and Mr. Van Degna, met four times in 1999. The Compensation Committee reviews and recommends executive compensation policies, practices and amounts, and it administers the Company's employee stock plans, including the granting of stock options pursuant to the Company's stock option plans.

     The Audit Committee, composed of Jeffrey H. Schutz and Mr. Hurley, met two times in 1999. Mr. Schutz resigned as a director of the Company during January 2000. The Board of Directors appointed Mr. Campbell as a member of the Audit Committee in February 2000. The Audit Committee consists solely of directors who are not current or former employees of the Company or any subsidiary and are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgement in the discharge of the Audit Committee's duties. The Audit Committee has general responsibility for reviewing with management the financial controls, accounting, compliance with law, audit and reporting activities of the Company and its subsidiaries as well as reviewing the contingency plans for business continuity undertakings. The Audit Committee also (i) recommends to the Company's Board of Directors the approval of the financial statements as audited by the independent accountants,
(ii) approves any special assignments given to such accountants and the related fees, (iii) reviews the planned scope of the annual audit, the related fees, the independent accountants' report of audit, the accompanying management letter, if any, and management's response thereto, (iv) consults with the independent accountants with regard to the adequacy of the Company's internal accounting controls and legal compliance matters, (v) reviews and oversees related-party transactions, and (vi) reviews any major accounting changes made or contemplated by the Company. In addition, the Audit Committee has exercised oversight responsibility for Year 2000 planning throughout the Company.

     The Capital Formation Committee, composed of Messrs. Campbell, Schutz, and Benbow, met one time during 1999. The Capital Formation Committee's functions are to assist management with the strategic planning process including the review of the Company's existing credit facilities, strategic business plans and corporate objectives. The Board of Directors is considering the appointment of an additional member to the Capital Formation Committee to fill the vacancy created by the resignation of Mr. Schutz.

ELECTION OF DIRECTORS

     The election of Messrs. Bang and Hurley will require the affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, and entitled to vote thereon, assuming a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Effective July 1995, the Board of Directors established the Compensation Committee, now composed of Mr. Van Degna and Mr. Bang. Prior to that time, the Board of Directors as a whole, including Mr. Dunaway, the Chief Executive Officer, and Mr. Saner, the former President, participated in determining executive officer compensation. In 1997 and 1998, entities that may be deemed to be affiliated with Robert Van Degna, a director of the Company and member of the Compensation Committee, purchased Class A Preferred, Class B Preferred and warrants to purchase Common Stock from the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table shows annual compensation paid by the Company in each of the past three fiscal years to Mark H. Dunaway, the Chief Executive Officer, and to the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                                                                    AWARDS
                                                  ANNUAL COMPENSATION            ------------
                                         -------------------------------------    SECURITIES
                                                                  OTHER ANNUAL    UNDERLYING     ALL OTHER
            NAME AND                                              COMPENSATION     OPTIONS      COMPENSATION
       PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)      ($)(1)         (#)(2)         ($)(3)
       ------------------         ----   ----------   ---------   ------------   ------------   ------------
Mark H. Dunaway.................  1999    242,016      22,284         4,800             --         1,000
  Chairman of the Board and       1998    242,016      30,252        61,428        110,550         1,000
  Chief Executive Officer         1997    225,000          --         4,800             --           950
Michael J. Saner(4).............  1999    107,457          --         2,400             --         1,000
  President and Director          1998    191,613      24,125        53,569        110,550         1,000
                                  1997    180,000          --         4,800             --           950
Kathryn Loev Putnam(5)..........  1999    160,000      20,000         4,800             --           520
  Senior Vice President and       1998    150,617      14,375         4,800        130,000         1,000
  Chief Financial Officer         1997     95,004      40,000         4,800         60,000           950
Andrew M. Degges................  1999    140,000      85,000         4,800             --         1,000
  Senior Vice President of        1998    111,538       4,374         1,240         15,000           114
  Technology                      1997     80,000      14,000             0         35,000            80
Mark B. Jones...................  1999    140,000      10,000         4,800             --         1,000
  Vice President of Legal
     Affairs                      1998    139,367      15,000         4,800         80,000         1,000
                                  1997    103,603      14,000         4,800          9,575           950

---------------

(1) Reflects car allowances paid to these employees. For Mr. Dunaway and Mr. Saner, this includes deferred compensation earned in 1997 but paid in 1998 in the amount of $54,479 and $48,769, respectively.
(2) Reflects options granted pursuant to the Company's 1995 Stock Option Plan.
(3) Reflects the Company's matching contributions to the 401(k) plan: Mr. Dunaway, Mr. Saner, Ms. Putnam, Mr. Degges, and Mr. Jones are 100% vested.
(4) Mr. Saner resigned his positions as an employee, officer, and director of the Company as of December 31, 1998. The Company continued to compensate Mr. Saner through June 30, 1999, in connection with a severance arrangement.
(5) Prior to her assuming the position of Senior Vice President and Chief Financial Officer in July 1997, Ms. Putnam was Vice President of Corporate Development.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company did not grant stock options or SARs to the Named Executive Officers or any employees during the fiscal year ending December 31, 1999.

EXERCISES OF OPTIONS IN 1999 AND AGGREGATE YEAR-END OPTION VALUES

     The following table sets forth information with respect to the December 31, 1999 value of all options held by the Named Executive Officers at that date. No Named Executive Officer exercised any options in 1999.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY -- END OPTION/SAR VALUES

                                                                           NUMBER OF
                                                                           SECURITIES        VALUE OF
                                                                           UNDERLYING       UNEXERCISED
                                                                          UNEXERCISED      IN-THE-MONEY
                                                                          OPTIONS/SARS     OPTIONS/SARS
                                                                           AT FISCAL         AT FISCAL
                                              SHARES                      YEAR-END (#)    YEAR-END ($)(1)
                                           ACQUIRED ON       VALUE        EXERCISABLE/     EXERCISABLE/
NAME                                       EXERCISE (#)   REALIZED ($)   UNEXERCISABLE     UNEXERCISABLE
----                                       ------------   ------------   --------------   ---------------
Mark H. Dunaway..........................      N/A            N/A        130,949/90,151         0/0
Michael J. Saner.........................      N/A            N/A             0/221,100         0/0
Kathryn Loev Putnam......................      N/A            N/A        83,333/106,667         0/0
Andrew M. Degges.........................      N/A            N/A         28,333/21,667         0/0
Mark B. Jones............................      N/A            N/A         73,474/56,526         0/0

---------------

(1) Assumes the difference between fair market value and the exercise price.

EMPLOYMENT AGREEMENTS

     The Company currently has an employment agreement with Mr. Dunaway, which provides for his employment as Chief Executive Officer of the Company for a period of three years, ending in June 1998, and on a month-to-month basis thereafter. Mr. Dunaway's employment agreement provided initially for an annual base salary of $18,750 per month but this was increased in 1997, and remained at this level during 1999, to $20,168 per month. Of this amount, $6,050.40 per month was accrued for the months of April through December 1997, and paid in 1998. The employment agreement prohibits Mr. Dunaway from competing against the Company during its term and for a period of one year thereafter in certain specified geographical areas. In addition, Mr. Dunaway is prohibited from providing paging services to customers of the Company for a six-month period after the termination of his employment. The employment agreement may be terminated by mutual agreement, voluntarily by Mr. Dunaway upon 365 days' prior written notice, for cause or upon the death or disability of Mr. Dunaway. Depending upon the manner in which the employment agreement is terminated, Mr. Dunaway or his heirs are entitled to different levels of compensation upon termination, subject to a maximum amount equal to 18 months compensation.

DIRECTOR COMPENSATION

     The Company pays Mr. Bang and Mr. Hurley a director's fee of $500 for each Board meeting and $250 for each committee meeting attended. Otherwise, the Company pays no cash remuneration to its directors except reimbursement for reasonable expenses.

     In 1995 the Company implemented, effective March 1, 1996, the 1995 Non-Employee Directors Restricted Stock Award Plan (the "Restricted Stock Plan"), pursuant to which non-employee directors are granted restricted stock awards. Under the Restricted Stock Plan, every five years each non-employee director will receive a restricted stock award covering 15,000 shares of Common Stock, twenty percent of which vests each year the non-employee director serves on the Board of Directors. Awards are pro-rated for non-employee directors selected between annual meetings of the stockholders. A total of 240,000 shares of Common Stock have been reserved for issuance under the Restricted Stock Plan and 99,000 shares have been granted as of April 28, 2000.

                               PERFORMANCE GRAPH

     The Company completed its initial public offering on March 1, 1996, and its Common Stock began trading on Nasdaq at a price of $10.00. The Nasdaq Stock Market, Inc. delisted the Company's Common Stock from its National Market as of the close of business on March 22, 1999 because the Company failed to comply with Nasdaq's quantitative maintenance criteria regarding minimum net tangible assets, market value of public float and minimum bid price. The Company's Common Stock became listed on the OTC Bulletin Board effective March 23, 1999.

     The following graph shows the value at the end of the indicated period of a $100 investment in the Company, compared with similar investments based on (1) the value of The Nasdaq Stock Market Index and (2) the value of an index comprised of the common stock of the five other companies that offer exclusively paging services (the "Custom Peer Group"), in each case on a total return basis assuming reinvestment of dividends.

                                                                             THE NASDAQ STOCK MARKET
                                                     THE COMPANY (1)                  INDEX               CUSTOM PEER GROUP (2)
                                                     ---------------         -----------------------      ---------------------
3/96                                                       100                         100                         100
12/96                                                       65                         120                          40
12/97                                                       13                         146                          34
12/98                                                        3                         206                          20
12/99                                                        3                         373                          17

---------------

(1) Based upon an initial investment of $100 on March 1, 1996.
(2) The Custom Peer Group includes Arch Communications Group, Inc., Metrocall, Inc., Weblink Wireless, Inc. (formerly Pagemart Wireless, Inc.), Paging Network, Inc., and Teletouch Communications, Inc.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     Compensation and benefit practices of the Company are established and governed by the Compensation Committee which is made up entirely of independent members of the Board of Directors. The Compensation Committee establishes the general compensation policy of the Company, establishes the compensation of the Chief Executive Officer of the Company, approves the compensation of other executive officers of the Company and administers the Company's stock option plans and other employee stock plans.

     Compensation Philosophy. The Compensation Committee has determined that the Company's compensation program should be directed to rewarding performance which creates value for stockholders. The Compensation Committee's policies focus on attracting, motivating and assisting in the retention of key employees who demonstrate high levels of ability and talent. The compensation program looks both to the short and long term, balancing compensation to reward executive officers for past performance of the Company with incentives for contributions to a superior future performance of the Company over the long term. The Compensation Committee utilizes base salary, cash bonuses and stock options as part of its program.

     Base Salary Program. Base salaries were initially determined primarily by evaluating the responsibilities of the position held by, and the experience of, each executive officer in addition to competitive comparisons with like industries and companies in the geographic area. For 2000, executive officers' salaries will increase based on the parameters set forth above.

     Bonus Compensation Program. Executive officers are eligible to receive annual cash bonuses based upon criteria established annually by the Compensation Committee based upon the operating performance of the Company. For 2000, each eligible executive officer is entitled to a bonus as determined at the discretion of the Compensation Committee based upon achievement of the Company's financial and strategic objectives.

     Stock Incentive Program. Awards of stock options under the Company's stock option plans are intended to reward contributions by executive officers, managers and key employees to the Company's performance and to align the long-term interests of such persons with those of the stockholders. The Compensation Committee also considers options to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the Company. In awarding options, the Compensation Committee considers the number and value of options held by each executive officer which will vest in future periods and seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

     CEO Compensation. Mr. Dunaway, the Company's Chief Executive Officer, was entitled to a base salary of $242,016 in 1999 pursuant to the terms of an employment agreement. The Committee concluded that the 1999 base salary and paid incentive compensation of Mr. Dunaway were reasonable in amount and consistent with industry practices. Mr. Dunaway is also a participant in the Company's 2000 bonus program for executive officers, as set forth above. The Compensation Committee will consider long-term incentive compensation awards to Mr. Dunaway based upon achievement of the Company's operational and financial objectives.

     Compliance with Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualified performance-based compensation under
Section 162(m) of the Code and the applicable regulations is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that options granted under the Company's 1995 Stock Option Plan have been exempt from the limitations as performance-based compensation as a result of certain transition rules adopted when Section 162(m) was instituted and because of the approval of the 1995 Stock Option Plan by the stockholders in 1997. The Company intends to take all actions necessary so that these stock options continue to qualify as performance-based compensation and are therefore exempt from the Section 162(m) limit. The Company believes that other compensation expected to be paid in 1999 will not exceed the Section 162(m) limitations.

                                          William H. Bang
                                          Robert M. Van Degna

     The above report will not be deemed to be incorporated into any filing by the Company under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Company's stock are required to furnish the Company with copies of all forms that they file.

     Based solely on the Company's review of copies of Forms 3, 4 and 5 and the amendments thereto received by the Company, or written representations from reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 1999, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

     On October 25, 1999, Ernst & Young LLP ("E&Y") resigned as the Company's independent accountant by delivering a letter to the Company informing the Company of the cessation of the client-auditor relationship between the Company and E&Y.

     The reports of E&Y on the Company's consolidated financial statements for the past two years, the most recent of which is the fiscal year ended December 31, 1998, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, their report for the fiscal year ending December 31, 1998 includes an explanatory paragraph that describes the uncertainty over the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements.

     In connection with the audits of the Company's consolidated financial statements for each of the two most recent fiscal years, and in the subsequent interim period, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of E&Y would have caused them to make reference thereto in their report on the Company's consolidated financial statements.

     The Company engaged Grant Thornton LLP as its new independent accountant as of January 21, 2000. During the Company's two most recent fiscal years and through January 21, 2000, neither the Company nor someone on its behalf has consulted with Grant Thornton LLP on items which (1) involved the application of accounting principles to a specified transaction, either completed or proposed, or involved the type of audit opinion that might be rendered on the Company's financial statements, or (2) concerned the subject matter of a disagreement or reportable event with the Company's former independent accountant. Representatives of Grant Thornton LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions.

STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2001 must be received at the Company no later than November 30, 2000 to be included in the proxy statement for such meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Company knows of no other business that will come before the Meeting for action. If any other matter is properly presented for consideration and action at the Meeting, however, the proxies will be voted with respect to those matters in accordance with the best judgment and in the discretion of the proxy holders.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Mark B. Jones
                                          Mark B. Jones
                                          Secretary

May 8, 2000

                            PREFERRED NETWORKS, INC.
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071

     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PREFERRED NETWORKS, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 8, 2000

The undersigned stockholder of Preferred Networks, Inc. hereby appoints Mark H. Dunaway and Mark B. Jones with full power of substitution, acting jointly or by either one of them, attorney and proxies to represent and vote in the manner specified below the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders to be held on June 8, 2000, or at any adjournment thereof.

I. Election of Two Directors by the holders of the Common Stock, Class A Redeemable Preferred Stock, and Class B Senior Redeemable Preferred Stock.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                           THROUGH THE NOMINEE NAME.)

    [ ]  FOR the nominees listed below                       [ ]  WITHHOLD AUTHORITY to vote for all nominees listed
                                                             below

                                William H. Bang
                                 John J. Hurley

                   (Continued and to be signed on other side)

(Continued from other side)

II. In their discretion upon such other business as may properly come before the meeting

IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE TWO NOMINEES FOR DIRECTOR NAMED ABOVE.

                                                Dated:                    , 2000
                                                      --------------------

                                                --------------------------------
                                                Signature(s) of Stockholder

                                                --------------------------------
                                                Signature if signing jointly

                                                Please sign exactly as name
                                                appears hereon. If shares are
                                                held jointly, each stockholder
                                                should sign. When signing for a
                                                corporation or partnership or
                                                other entity or as attorney,
                                                executor, administrator,
                                                trustee, guardian or custodian,
                                                please indicate the capacity in
                                                which you are signing.

 PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE ENCLOSED POSTPAID
                                   ENVELOPE.